EXHIBIT 99.1

Johnson Outdoors Reports Results for Fiscal Year 2024

RACINE, Wis., Dec. 10, 2024 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the fiscal year ending September 27, 2024.

“Challenging marketplace conditions and competitive pressures resulted in lower sales and an operating loss for our 2024 fiscal year. In this challenging environment, we invested in resources against our strategic priorities while working hard to drive operational cost savings,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Looking ahead, while market and competitive pressures will remain in the near-term, we will focus on strong consumer-driven innovation, enhancing our go-to-market strategy, and improving operational efficiencies. We are confident these are the right things to deliver long-term profitable growth.”

FISCAL 2024 RESULTS
Total Company revenue fell 11 percent to $592.8 million versus fiscal 2023 revenue of $663.8 million as market challenges and competitive pressures resulted in weaker demand and sales across all segments.

  In Fishing, due to a tough marine market and competitive dynamics, revenue decreased 8 percent
  Diving sales were down 13 percent, driven by softening market demand across all geographic regions
  Camping revenue decreased 17 percent due primarily to general declines in market demand as well as $4.5 million in revenue from the prior year to Military and Commercial Tents product lines, which were previously divested
  Watercraft Recreation sales were down 29 percent due to continuing decreased demand in the overall watercraft market compared to the prior year

Total Company operating loss was ($43.5 million) in fiscal 2024, which compared unfavorably to operating profit of $11.7 million in the prior fiscal year. Gross margin decreased to 33.9 percent in fiscal 2024, compared to 36.8 percent in the prior year.  Cost savings initiatives were more than offset by unfavorable absorption of fixed overhead costs driven by lower sales volumes, as well as changes in product mix toward lower margin products.

Operating expenses increased from the prior year by $12.2 million due primarily to a non-cash goodwill impairment charge of $11.2 million recognized in the Fishing segment during the fourth quarter, increased bad debt reserves of $2.5 million, and increased severance costs of $1.5 million. Additionally, $3.8 million of higher deferred compensation expense as a result of marking plan assets to market value further drove the increase in operating expenses and was entirely offset in Other income. These increases were partially offset by lower incentive compensation and professional services expenses between years.

Loss before income taxes was ($29.9 million) in fiscal 2024, compared to profit before taxes of $25.8 million in fiscal 2023.  In addition to the change in operating profit, Other income decreased slightly from $9.7 million in the prior year to $9.0 million in the current year.  Net investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan, which are included in Other income, improved by $3.8 million over the prior year quarter, which fully offset the increase in deferred compensation expense in operating expenses above. This increase was more than offset by the net effect of a gain of approximately $6.6 million related to the divestiture of the Military and Commercial Tents product lines in the Camping Segment in the prior year, and a gain of approximately $1.9 million on the sale of a building in the current year-to-date period.

Net loss for the fiscal year fell to ($26.5 million), or ($2.60) per diluted share, versus net income of $19.5 million, or $1.90 per diluted share, in the last fiscal year. The effective tax rate was 11.1 percent compared to the previous fiscal year’s rate of 24.4 percent.

FOURTH QUARTER RESULTS
Total Company net sales in the fiscal fourth quarter were $105.9 million, an increase of $9.5 million from the prior fiscal year fourth quarter’s sales.  Operating loss of ($42.8 million) in the current year fourth quarter compared unfavorably to a loss of ($22.6 million) in the prior year fourth quarter. Gross margin declined as a result of increased promotional pricing, changes in product mix toward lower margin products, and inventory reserves on slow-moving and obsolete inventory. Operating expenses increased due primarily to the goodwill write-off discussed above. Loss before income taxes was ($39.7 million) in the current year quarter, compared to a loss of ($22.1 million) in the prior year fourth quarter.  Net loss for the fourth quarter was ($34.3 million) compared to a loss of ($16.0 million) in fiscal 2023.

OTHER FINANCIAL INFORMATION
The Company reported cash and investments of $162.0 million as of September 27, 2024, a $9.5 million increase from the prior year, with no debt on its balance sheet. Depreciation and amortization were $19.6 million compared to $16.3 million in fiscal 2023. Capital spending totaled $22.0 million in fiscal 2024 compared with $22.7 million in fiscal 2023. In September 2024, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of October 11, 2024, which was payable on October 25, 2024.

“In fiscal 2024, despite the operating loss, we drove positive cash flow from operations through prudent inventory management. Additionally, we focused on operational cost savings and efficiencies to mitigate impacts from challenging market dynamics. We will strategically manage costs in fiscal 2025 while at the same time making investments to strengthen the business. Our balance sheet remains debt-free and we remain confident in our ability and plans to create long-term value and consistently pay dividends to shareholders,” said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Tuesday, December 10, 2024.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 8, 2023, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating results	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Net sales	$105,874	$96,345	$592,846	$663,844
Cost of sales	81,001	67,959	391,866	419,757
Gross profit	24,873	28,386	200,980	244,087
Operating expenses	67,682	50,951	244,502	232,347
Operating (loss) profit:	(42,809)	(22,565)	(43,522)	11,740
Interest income, net	(1,629)	(1,699)	(4,692)	(4,391)
Other (income) expense, net	(1,500)	1,246	(8,968)	(9,693)
(Loss) profit before income taxes	(39,680)	(22,112)	(29,862)	25,824
Income tax (benefit) expense	(5,414)	(6,105)	(3,329)	6,290
Net (loss) income	$(34,266)	$(16,007)	$(26,533)	$19,534
Weighted average common shares outstanding - Dilutive	10,237	10,216	10,221	10,195
Net (loss) income per common share - Diluted	$(3.35)	$(1.56)	$(2.60)	$1.90

Segment Results
Net sales:
Fishing	$72,704	$62,085	$452,341	$492,927
Camping	10,475	8,326	37,835	45,322
Watercraft Recreation	3,205	2,494	28,816	40,768
Diving	19,365	23,475	73,628	85,069
Other / Eliminations	125	(35)	226	(242)
Total	$105,874	$96,345	$592,846	$663,844
Operating (loss) profit:
Fishing	$(30,812)	$(10,033)	$(6,598)	$41,325
Camping	307	(4,406)	3,848	457
Watercraft Recreation	(2,329)	(3,414)	(4,336)	(1,777)
Diving	(1,266)	1,902	(1,244)	6,092
Other / Eliminations	(8,709)	(6,614)	(35,192)	(34,357)
Total	$(42,809)	$(22,565)	$(43,522)	$11,740

Balance Sheet Information (End of Period)
Cash, cash equivalents, and short term investments			$162,039	$138,618
Accounts receivable, net			40,649	43,159
Inventories, net			209,788	261,474
Total current assets			428,728	458,656
Long term investments			—	13,943
Total assets			635,212	681,606
Total current liabilities			90,444	104,006
Total liabilities			171,788	181,869
Shareholders’ equity			463,424	499,737

Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman Chief Marketing Services & Global Communications Officer 262-631-6600